                                                                 EXHIBIT 23.2

                          INDEPENDENT ACCOUNTANT'S CONSENT



The Board of Directors
Wave Systems Corp.:

We consent to the use of our report dated March 10, 2000 incorporated herein by reference related to the consolidated balance sheets of Wave Systems Corp. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity (deficiency) and other comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1999 and for the period from February 12, 1988 (inception) through December 31, 1999 and to the reference to our firm under the heading "Experts" in the prospectus.



Boston, Massachusetts
March 23, 2000